EXHIBIT 99

FOR RELEASE February 15, 2008

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES ANNUAL EARNINGS FOR 2007

BUCHANAN, VIRGINIA. February 15, 2008 — Buchanan-based Botetourt Bankshares, Inc. announced today its consolidated financial results for the year-ending December 31, 2007. Net income for the fourth quarter amounted to $799,767, or $0.64 per share. This amount compares to $803,427, or $0.64 per share, for the same period last year, representing a decrease of $3,660 or 0.46%.

Net income for the fiscal year 2007 amounted to $3,359,843. This amount compares to $3,477,055, for the same period of 2006, representing a decrease of $117,212 or 3.37%. Both basic and diluted earnings per share decreased $0.10 from $2.80 at December 31, 2006 to $2.70 at December 31, 2007.

At December 31, 2007 total assets amounted to $279,631,567, an increase of 9.93% above the prior year and total deposits increased by 9.19% to $248,105,966 over the prior year.

In addition, the company announced an increase in its quarterly shareholder dividend payment to $0.21 per share, payable on February 10, 2008, an increase of 5.00% in the quarterly dividend payment.

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., “We are pleased with our Company’s earnings performance during 2007, particularly with regard to the challenging economic environment which the banking industry is encountering. Although net income declined slightly, primarily due to lower mortgage loan origination fees and lower title insurance commissions as compared to last year’s record earnings, our Company’s performance remains well above average among our peer community banks.”

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates nine full service offices in Botetourt, Rockbridge, Roanoke, and Franklin counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

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	(unaudited)	(audited)
	2007	2006
Assets
Cash and due from banks	$7,680,230	$8,258,003
Interest-bearing deposits with banks	219,756	163,151
Investment securities available for sale	20,659,344	24,798,980
Investment securities held to maturity (fair value approximates $1,349,603 in 2007 and $1,525,353 in 2006)	1,350,000	1,539,933
Restricted equity securities	505,500	524,600
Loans, net of allowance for loan losses of $2,291,617 in 2007 and $2,502,122 in 2006	235,388,641	209,541,312
Property and equipment, net	8,195,018	5,625,914
Accrued income	1,629,754	1,513,122
Foreclosed assets	1,475,000	—
Other assets	2,528,324	2,417,302

Total assets	$279,631,567	$254,382,317

Liabilities and Stockholders' Equity

Liabilities
Noninterest-bearing deposits	$32,442,608	$33,768,568
Interest-bearing deposits	215,663,359	193,460,839

Total deposits	248,105,967	227,229,407

Federal funds purchased	2,134,000	1,341,000
Accrued interest payable	1,400,970	943,449
Other liabilities	1,539,240	1,245,669

Total liabilities	253,180,177	230,759,525

Commitments and contingencies	—	—

Stockholders' equity
Common stock, $1.00 par value; 2,500,000 shares authorized; 1,243,300 and 1,241,750 shares issued and outstanding in 2007 and 2006, respectively	1,243,300	1,241,750
Additional paid-in capital	1,577,284	1,546,984
Retained earnings	23,909,897	21,544,114
Accumulated other comprehensive loss	(279,091)	(710,056)

Total stockholders’ equity	26,451,390	23,622,792

Total liabilities and stockholders’ equity	$279,631,567	$254,382,317

	(Unaudited)	(Audited)	(Audited)
	2007	2006	2005
Interest income
Loans and fees on loans	$17,584,315	$15,401,475	$12,743,231
Federal funds sold	378,481	339,821	158,555
Investment securities:
Taxable	625,040	786,534	569,211
Exempt from federal income tax	347,205	371,941	371,339
Dividend income	48,939	43,369	33,247
Deposits with banks	9,990	12,103	5,422

Total interest income	18,993,970	16,955,243	13,881,005

Interest expense
Deposits	8,064,290	6,047,705	4,052,837
Federal funds purchased	8,574	35,943	16,848

Total interest expense	8,072,864	6,083,648	4,069,685

Net interest income	10,921,106	10,871,595	9,811,320

Provision for loan losses	275,000	300,000	450,000

Net interest income after provision for loan losses	10,646,106	10,571,595	9,361,320

Noninterest income
Service charges on deposit accounts	927,228	886,511	859,425
Other service charges and fees	192,986	191,211	178,603
Mortgage origination fees	245,448	340,376	407,115
Commissions on title services	106,187	181,085	224,748
Net realized gains on sales of securities	—	—	7,198
Other income	205,731	194,539	241,332

Total noninterest income	1,677,580	1,793,722	1,918,421

Noninterest expense
Salaries and employee benefits	4,223,613	4,238,694	3,814,394
Occupancy	413,779	412,882	391,494
Equipment	639,019	690,582	569,671
Foreclosed assets, net	54,929	2,559	36,665
Advertising and public relations	177,633	188,055	142,994
Outside services	219,101	183,042	163,507
Other general and administrative	1,686,628	1,599,559	1,506,416

Total noninterest expense	7,414,702	7,315,373	6,625,141

Income before income taxes	4,908,984	5,049,944	4,654,600

Income tax expense	1,549,141	1,572,889	1,444,578

Net income	$3,359,843	$3,477,055	$3,210,022

Basic earnings per share	$2.70	$2.80	$2.60

Diluted earnings per share	$2.70	$2.80	$2.60

Basic weighted average shares outstanding	1,242,689	1,240,755	1,235,657

Diluted weighted average shares outstanding	1,245,626	1,243,622	1,236,967